Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, July 23, 2004
9:00 A.M. CDT

BELO REPORTS RESULTS FOR
SECOND QUARTER 2004

     DALLAS – Belo Corp. (NYSE: BLC) today reported net earnings per share for the second quarter of 2004 of $0.39, an increase of $0.05, or 15 percent, over the second quarter of 2003. This includes the favorable settlement of a property tax matter in Providence of $2.5 million on a pre-tax basis, which equates to $1.4 million on an after-tax basis or $0.01 per share. Belo’s consolidated revenues increased 5.9 percent in the second quarter of 2004 with Television Group revenue up six percent and Newspaper Group revenue up 5.1 percent. Consolidated earnings from operations increased 8.9 percent versus the second quarter of the prior year.

     In the second quarter of 2004, had Belo expensed stock options under the current accounting standard, pro forma net earnings per share would have been $0.37 compared to the $0.39 reported today. Pro forma net earnings per share in the second quarter of 2003 would have been $0.32 compared to the reported net earnings per share of $0.34.

Second Quarter 2004 in Review

     Robert W. Decherd, Belo’s chairman, president, and chief executive officer, said, “Belo experienced strong growth in revenue and earnings across all operating segments in the second quarter despite the uneven nature of the economic recovery. Belo’s consolidated revenues grew almost six percent in the second quarter and we successfully translated this revenue increase into 16 percent growth in net earnings. Through the first six months of 2004, Belo’s revenue has increased more than seven percent with impressive growth in net earnings of more than 23 percent. While the recovery has not been as broad-based and robust as we all would have liked, or as we expected by now, we do see progress. Belo is experiencing growth in most revenue categories and markets. We had a very good first half of the year and we are poised to build

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Belo Announces 2004 Second Quarter Results
July 23, 2004
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on this performance in the second half of 2004, particularly with the solid political and Olympics revenue we anticipate from Belo’s Television Group.”

     Television Group revenue increased six percent in the second quarter with a 6.8 percent increase in spot revenues. Spot revenues before political increased 3.1 percent. Local revenues were stronger than national revenues, increasing 4.3 percent while national revenues increased 1.1 percent. Political revenues were $7.5 million in the second quarter of 2004. Total operating costs and expenses before depreciation and amortization for the Television Group increased four percent in the second quarter of 2004 and EBITDA increased 8.5 percent. Total operating costs and expenses, including depreciation and amortization, increased four percent versus the second quarter of last year and earnings from operations increased 9.2 percent.

     Newspaper Group total revenues increased 5.1 percent in the second quarter of 2004, with an increase of 3.8 percent at The Dallas Morning News, 4.2 percent at The Providence Journal and 11.2 percent at The Press-Enterprise in Riverside. Advertising revenue for the Newspaper Group increased 4.8 percent compared with the second quarter of 2003. While the revenues associated with the Web sites of Belo’s operating companies are aggregated in a stand-alone company, Belo Interactive, most of Belo’s peer newspaper companies report their print and online revenue on a combined basis. If Belo’s print and online publishing revenues were combined for the second quarter, Belo’s Newspaper Group total revenue would have increased 5.7 percent versus the second quarter of the prior year. On a reported basis, increases were noted in every major advertising category except classified automotive, with a one percent increase in retail, a ten percent increase in general and a 7.2 percent increase in classified revenues. Classified employment revenues increased 16.2 percent in the second quarter, or 18.4 percent including online revenues.

     Newspaper Group total operating costs and expenses increased four percent in the second quarter. Newspaper Group expenses in the second quarter of 2004 were impacted by startup costs associated with new products, principally Quick and al dia at The Dallas Morning News

Belo Announces 2004 Second Quarter Results
July 23, 2004
Page Three

and the d at The Press-Enterprise in Riverside, all of which launched in the second half of 2003. The Newspaper Group incurred $4.6 million of expense associated with these new products in the second quarter with only $240,000 of comparative expenses in the second quarter of 2003. Excluding the new products expenses and the favorable property tax settlement in Providence previously noted, total operating costs and expenses for the Newspaper Group increased 2.7 percent in the second quarter of 2004 compared with the second quarter of 2003. On a reported basis, the Newspaper Group generated $52.3 million in EBITDA in the second quarter, an increase of six percent from the second quarter of 2003, and $41 million in earnings from operations, an increase of 9.4 percent from the prior year.

     Belo Interactive’s Web sites generated $7.5 million in revenue during the second quarter of 2004, compared to $6.0 million in the second quarter of 2003, an increase of 25 percent. Belo Interactive’s EBITDA deficit improved to $200,000 in the second quarter of 2004 from $1.5 million in the second quarter of 2003. Belo Interactive was EBITDA positive on a monthly basis for the first time in May, and continues to be EBITDA positive in June and July. Including depreciation and amortization, Belo Interactive’s loss from operations was $1.2 million in the second quarter compared with $2.4 million in the second quarter of 2003.

     Revenues in Belo’s Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 3.4 percent in the second quarter of 2004 to $4.8 million. These businesses generated EBITDA of $72,000 in the second quarter of 2004 compared with an EBITDA deficit of $145,000 in the second quarter of 2003. Including depreciation and amortization, the loss from operations was $688,000 in the second quarter of 2004 compared with $789,000 in the second quarter of last year.

     Corporate’s total operating costs and expenses before depreciation and amortization in the second quarter of 2004 were 28.7 percent higher than the prior year, mostly due to higher accrued bonuses and higher benefits costs. Excluding bonuses and benefits, Corporate operating costs and expenses before depreciation and amortization increased 6.9 percent versus the prior year. Total operating costs and expenses, including depreciation and amortization, were 27.8 percent higher.

Belo Announces 2004 Second Quarter Results
July 23, 2004
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     Belo’s total depreciation and amortization expense increased less than one percent in the second quarter of 2004 compared with the second quarter of 2003. Other income (expense), net includes an expected $2.6 million loss in equity ownership from investments in cable news joint ventures with Time Warner Cable in Charlotte, Houston and San Antonio.

Non-GAAP Financial Measures

     All references in this release to consolidated EBITDA and to its components, EBITDA on a segment basis and total operating costs and expenses before depreciation and amortization, are references to non-GAAP financial measures. A reconciliation of EBITDA to net earnings is set forth in Industry Segment Information, which is included as an exhibit to this release. Reconciliations of other non-GAAP financial measures noted in this release to the most directly comparable financial measure presented in accordance with GAAP are set forth in GAAP to Non-GAAP Reconciliations, which is also included as an exhibit to this release.

Third Quarter 2004 Outlook

     Regarding Belo’s outlook for the third quarter of 2004, Decherd said, “Belo’s Television Group should benefit significantly from political and Olympics revenue in the third quarter. In July, Television Group spot revenues should finish up six to seven percent versus the prior year, including about $2.5 million in political revenue. Spot revenues are currently pacing up in the mid teens in August. Assuming political revenue continues strong through the quarter, we currently expect Television Group spot revenues to be up in the high-single to low-double digits for the third quarter overall.

     “Currently, Belo’s Newspaper Group expects another quarter of double-digit revenue growth at The Press-Enterprise in the third quarter, with mid-single digits revenue growth at The Providence Journal. Revenue at The Dallas Morning News is less predictable as the Dallas economy remains uneven. The classified automotive and department store categories are the most significant challenges. Revenue decreases in these categories in the first two quarters of the year were more than offset by significant increases in the general and classified employment categories. Revenue growth in classified employment is expected to remain strong, but may

Belo Announces 2004 Second Quarter Results
July 23, 2004
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moderate some in the third quarter versus the mid-teens increase experienced in the second quarter. Growth in general revenues will likely be impacted by the Dallas economy and tough comparisons, as general revenues increased 19 percent in the third quarter of 2003. We currently expect revenue at The Dallas Morning News to be flat to up slightly for the third quarter overall. For the Newspaper Group as a whole, we currently expect revenues to increase in the low-to-mid single digits in the third quarter.

     “Currently, we expect Belo’s third quarter expenses to increase at a rate similar to the first quarter, when expenses increased about seven percent versus the prior year. Third quarter expenses will be impacted by about $4.5 to $5 million in startup costs associated with the new products at our newspapers. This variance will begin to moderate late in the third quarter, since we launched al dia in September of 2003. These new product expenses will add about 1.5 percentage points to the Company’s third quarter expense variance. As in the first half of 2004, we anticipate higher medical insurance and pension costs in the third quarter, and expenses associated with Belo’s improved revenue and operating performance such as bonuses, commissions and distribution costs will also be higher versus the prior year. Belo’s newsprint expense in the third quarter should be nine to ten percent higher than the third quarter of 2003.

     “Belo Interactive’s loss from operations should improve to around $500,000 in the third quarter compared with $1.9 million in the third quarter of 2003. We continue to expect Belo Interactive to break even on an EBITDA basis for full-year 2004. Total depreciation and amortization expense is expected to be flat to up slightly versus the third quarter of last year. Interest expense should be about three percent less than the third quarter of last year as a result of lower debt levels. The Company’s effective tax rate for the third quarter should be about 38.5 percent.”

Other Matters

     Decherd continued, “Belo’s revenue performance in the first quarter of 2004 was at the high end of our peers and was at least in line with peers in the second quarter. Over time, we believe the strength of our assets and markets will allow Belo to outperform its peers on a consistent basis, creating value for Belo shareholders. Our intent through the first six months of

Belo Announces 2004 Second Quarter Results
July 23, 2004
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this year has been to repurchase shares at a rate sufficient to offset the dilution resulting from stock option exercises. Year-to-date, we have repurchased about 1.8 million shares of Belo stock, compared with stock option exercises of about 1.5 million shares. We believe the current trading price of Belo stock represents an opportunity for the Company to repurchase Belo stock at a discounted value. Therefore, we will likely continue repurchasing shares when the Company’s trading window opens at a rate similar to the first six months of the year.”

     In a separate release today, Belo and Time Warner Cable announced the discontinuation of their joint venture that operates 24-hour cable news channels in Houston and San Antonio, Texas, and Charlotte, North Carolina. Programming on the two Texas news channels will cease immediately. News 14 Carolina in Charlotte will continue on the air and now operate as a wholly-owned unit of Time Warner Cable. Dennis Williamson, Belo’s senior corporate vice president and chief financial officer, said, “As a joint venture, Belo’s portion of the net losses associated with these news channels was recorded on an equity basis and included in other income and expense. From inception through June 30, 2004, Belo recorded net losses in the joint venture totaling $18.7 million, including losses of $3.1 million and $2.6 million in the first and second quarters of 2004, respectively. The net loss in the third quarter related to the joint venture will be less than $1 million, after which the net losses will cease.

     “Through June 30, 2004, Belo contributed cash of $37.8 million to the joint venture, resulting in a net investment of $19.1 million for Belo as of the end of the second quarter. There are significant news-producing assets in the joint venture that Belo has an interest in acquiring for its television stations. We have not yet determined whether an impairment charge will result from the discontinuation of operations, but the amount of any such charge will be calculated after a plan to dispose of the assets is finalized by the joint venture and will most likely be recognized in the third quarter. We will keep you informed as new information becomes available.”

     Belo will continue to provide information on operating trends in its monthly statistical reports and intends to update the investment community regarding its expectations for the third quarter of 2004 as necessary.

Belo Announces 2004 Second Quarter Results
July 23, 2004
Page Seven

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com.

     For more information, contact Dennis Williamson, Belo’s senior corporate vice president/Chief Financial Officer, or Carey Hendrickson, Belo’s vice president of investor relations, at 214-977-6606.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
BELO

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts (unaudited)	2004	2003	2004	2003
Net Operating Revenues	$391,146	$369,494	$742,434	$691,895
Operating Costs and Expenses
Salaries, wages and employee benefits	138,537	126,025	276,861	254,431
Other production, distribution and operating costs	94,660	95,261	187,609	183,379
Newsprint, ink and other supplies	34,646	33,123	67,375	62,037
Depreciation	22,825	22,616	46,411	45,803
Amortization	2,119	2,119	4,238	4,206

Total operating costs and expenses	292,787	279,144	582,494	549,856
Earnings from operations	98,359	90,350	159,940	142,039
Other income and expense
Interest expense	(22,552)	(23,589)	(45,212)	(47,383)
Other income (expense), net (1)	(1,925)	(2,442)	(4,818)	(4,930)

Total other income and expense	(24,477)	(26,031)	(50,030)	(52,313)
Earnings
Earnings before income taxes	73,882	64,319	109,910	89,726
Income taxes	28,325	24,958	42,079	34,743

Net earnings	$45,557	$39,361	$67,831	$54,983

Net earnings per share
Basic	$.40	$.35	$.59	$.49
Diluted	$.39	$.34	$.57	$.48
Average shares outstanding
Basic	115,231	113,163	115,287	112,997
Diluted	118,066	114,683	118,104	114,430
Cash dividends declared per share	$0.095	$0.075	$.19	$.15

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Consolidated Condensed Balance Sheets
BELO

	June 30,	December 31,
In thousands (current year unaudited)	2004	2003
Assets
Current assets
Cash and temporary cash investments	$29,321	$31,926
Accounts receivable, net	245,072	242,239
Other current assets	65,730	58,453

Total current assets	340,123	332,618
Property, plant and equipment, net	526,919	550,586
Intangible assets, net	2,601,265	2,605,503
Other assets	132,063	113,894

Total assets	$3,600,370	$3,602,601

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$54,286	$75,258
Accrued expenses	87,996	84,942
Other current liabilities	56,813	58,155

Total current liabilities	199,095	218,355
Long-term debt	1,251,425	1,270,900
Deferred income taxes	444,064	435,304
Other liabilities	109,672	114,271
Total shareholders’ equity	1,596,114	1,563,771

Total liabilities and shareholders’ equity	$3,600,370	$3,602,601

Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Industry Segment Information
BELO

In thousands (unaudited)

	Three months ended June 30, 2004
				Operating Costs
				and Expenses
				before
	Net	Operating	Depreciation	Depreciation	Earnings
	Operating	Costs and	and	and	(Loss) from
	Revenues	Expenses	Amortization	Amortization	Operations	EBITDA
Television Group	$182,261	$109,521	$10,817	$98,704	$72,740	$83,557
Newspaper Group	196,546	155,496	11,299	144,197	41,050	52,349
Interactive Media	7,524	8,702	974	7,728	(1,178)	(204)
Other	4,815	5,503	760	4,743	(688)	72
Corporate	—	13,565	1,094	12,471	(13,565)	(12,471)

Segment Total	$391,146	$292,787	$24,944	$267,843	$98,359	123,303

Other Income (Expense), Net (1)						(1,925)

Consolidated EBITDA (2)						121,378
Depreciation and Amortization						(24,944)
Interest Expense						(22,552)
Income Taxes						(28,325)

Net Earnings						$45,557

	Three months ended June 30, 2003
				Operating Costs
				and Expenses
				before
	Net	Operating	Depreciation	Depreciation	Earnings
	Operating	Costs and	and	and	(Loss) from
	Revenues	Expenses	Amortization	Amortization	Operations	EBITDA
Television Group	$171,881	$105,288	$10,415	$94,873	$66,593	$77,008
Newspaper Group	186,981	149,467	11,894	137,573	37,514	49,408
Interactive Media	5,977	8,332	861	7,471	(2,355)	(1,494)
Other	4,655	5,444	644	4,800	(789)	(145)
Corporate	—	10,613	921	9,692	(10,613)	(9,692)

Segment Total	$369,494	$279,144	$24,735	$254,409	$90,350	115,085

Other Income (Expense), Net (1)						(2,442)

Consolidated EBITDA (2)						112,643
Depreciation and Amortization						(24,735)
Interest Expense						(23,589)
Income Taxes						(24,958)

Net Earnings						$39,361

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Industry Segment Information
BELO

In thousands (unaudited)

	Six months ended June 30, 2004
				Operating Costs
				and Expenses
				before
	Net	Operating	Depreciation	Depreciation	Earnings
	Operating	Costs and	and	and	(Loss) from
	Revenues	Expenses	Amortization	Amortization	Operations	EBITDA
Television Group	$339,355	$217,815	$22,012	$195,803	$121,540	$143,552
Newspaper Group	379,682	311,313	23,127	288,186	68,369	91,496
Interactive Media	13,856	17,033	1,937	15,096	(3,177)	(1,240)
Other	9,541	10,846	1,408	9,438	(1,305)	103
Corporate	—	25,487	2,165	23,322	(25,487)	(23,322)

Segment Total	$742,434	$582,494	$50,649	$531,845	$159,940	210,589

Other Income (Expense), Net (1)						(4,818)

Consolidated EBITDA (2)						205,771
Depreciation and Amortization						(50,649)
Interest Expense						(45,212)
Income Taxes						(42,079)

Net Earnings						$67,831

	Six months ended June 30, 2003
				Operating Costs
				and Expenses
				before
	Net	Operating	Depreciation	Depreciation	Earnings
	Operating	Costs and	and	and	(Loss) from
	Revenues	Expenses	Amortization	Amortization	Operations	EBITDA
Television Group	$313,443	$208,631	$21,407	$187,224	$104,812	$126,219
Newspaper Group	358,321	292,106	23,771	268,335	66,215	89,986
Interactive Media	11,169	16,644	1,737	14,907	(5,475)	(3,738)
Other	8,962	10,637	1,253	9,384	(1,675)	(422)
Corporate	—	21,838	1,841	19,997	(21,838)	(19,997)

Segment Total	$691,895	$549,856	$50,009	$499,847	$142,039	192,048

Other Income (Expense), Net (1)						(4,930)

Consolidated EBITDA (2)						187,118
Depreciation and Amortization						(50,009)
Interest Expense						(47,383)
Income Taxes						(34,743)

Net Earnings						$54,983

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

GAAP to Non-GAAP Reconciliations
Belo Corp.
In thousands (unaudited)

	Net Operating Revenues
	Three months ended	Three months ended
	June 30,	June 30,
	2004	2003
Newspaper Group	196,546	186,981
Online Publishing (1)	5,036	3,693

Combined	$201,582	$190,674

	Net Operating Revenues		Operating Costs and Expenses		Earnings from Operations
	Three months	Three months	Three months	Three months	Three months	Three months
	ended June 30,	ended June 30,	ended June 30,	ended June 30,	ended June 30,	ended June 30,
	2004	2003	2004	2003	2004	2003
Newspaper Group	196,546	186,981	155,496	149,467	41,050	37,514
Less: New products (2)	2,705	—	4,657	242	(1,952)	(242)

Newspaper Group excluding new products	$193,841	$186,981	$150,839	$149,225	$43,002	$37,756

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Online publishing revenue is a component of Interactive Media revenues.

Note 2: Principally includes Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise.

GAAP to Non-GAAP Reconciliations
Belo Corp.

In thousands (unaudited)

	Net Operating Revenues
	Six months	Six months
	ended June 30,	ended June 30,
	2004	2003
Newspaper Group	379,682	358,321
Online Publishing (1)	9,077	6,924

Combined	$388,759	$365,245

	Net Operating Revenues		Operating Costs and Expenses		Earnings from Operations
	Six months	Six months	Six months	Six months	Six months	Six months
	ended June 30,	ended June 30,	ended June 30,	ended June 30,	ended June 30,	ended June 30,
	2004	2003	2004	2003	2004	2003
Newspaper Group	379,682	358,321	311,313	292,106	68,369	66,215
Less: New products (2)	4,509	—	9,215	417	(4,706)	(417)

Newspaper Group excluding new products	$375,173	$358,321	$302,098	$291,689	$73,075	$66,632

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Online publishing revenue is a component of Interactive Media revenues.

Note 2: Principally includes Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise.